Exhibit 99.1

News Release

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Greg Dooley
330-796-6704
FOR IMMEDIATE RELEASE

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Goodyear Announces Closing of Common Stock Offering
     AKRON, Ohio, May 22, 2007 — The Goodyear Tire & Rubber Company today announced the closing of its public offering of 26,136,363 million shares of its common stock, including the fully exercised over-allotment option, at $33.00 per share.
     Including the exercise of the over-allotment option, the net proceeds from the offering, after deducting underwriting discounts and commissions, totaled approximately $834 million.
     Goodyear intends to use the net proceeds from the offering to redeem approximately $175 million in principal amount of its outstanding 8.625% senior notes due in 2011 and approximately $140 million in principal amount of its outstanding 9.00% senior notes due in 2015. The company expects to use the remaining net proceeds of the offering for general corporate purposes, which may include, among other things, investments in growth initiatives within the company’s core tire businesses and the repayment of additional debt.
     Deutsche Bank Securities, Citi and Goldman, Sachs & Co. served as joint book-running managers of the offering.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
     Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 75,000 people worldwide.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual

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results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those expected to be achieved under the company’s master labor contract with the United Steelworkers (USW) and those related to the closure of certain of the company’s manufacturing facilities; whether or not the various contingencies and requirements are met for the establishment of the Voluntary Employee Beneficiary Association (VEBA) to be established to provide healthcare benefits for current and future USW retirees; the company’s ability to execute its capital structure improvement plan, including completing the sale of its Engineered Products business; potential adverse consequences of litigation involving the company; pension plan funding obligations as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
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